U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 27, 2013

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry Into a Material Definitive Agreement.

On June 27, 2013, Emeritus Corporation (the “Company”) entered into definitive agreements with Health Care REIT, Inc. (“HCN”) and affiliates of Merrill Gardens (together, “Merrill Gardens”), under which Emeritus will lease, manage and operate a total of 38 senior housing communities (the “Communities”) currently owned by a joint venture comprised of HCN and Merrill Gardens and managed by Merrill Gardens.  HCN will acquire Merrill Gardens’ 20% equity interest in the Communities (the “Acquisition”).

The Company entered into a long-term triple-net master lease (the “Master Lease”) with HCN pursuant to which Emeritus will lease, manage and operate the 38 Communities.  The Master Lease provides for contractual base rent in the first year of $54.0 million and will increase each year in the manner specified therein.  The initial term of the Master Lease is 15 years and the Company has the option to extend the Master Lease for one additional 15-year term.

The Company also entered into a Master Operations Transfer Agreement with Merrill Gardens, pursuant to which Emeritus will pay to Merrill Gardens a $10.0 million management contract termination fee upon commencement of the Master Lease.

The commencement of the Master Lease is subject to the closing of the Acquisition, obtaining regulatory approvals and other customary closing conditions, and is expected to occur during the third quarter of 2013.

Item 7.01	Regulation FD Disclosure.

On June 27, 2013, the Company issued a press release announcing the transactions described in Item 1.01 above.  A copy of the Company’s press release is furnished as Exhibit 99.1 and is specifically incorporated by reference herein.

The information filed under this item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Emeritus Corporation, dated June 27, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2013	EMERITUS CORPORATION

	By:	/s/ Robert C. Bateman
Robert C. Bateman, Executive Vice President —
Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Emeritus Corporation, dated June 27, 2013